Exhibit 10.21
Summary of Director Compensation
Director Fees
The compensation of the non-employee directors of Pinnacle Entertainment, Inc. (the “Company”), is paid in the form of an annual retainer, meeting and chair fees and stock-based awards. The fees that each non-employee director or committee chair, received for his or her service, are the following:

•	An annual retainer of $80,000;

•	An additional $20,000 retainer for the Chair of the Audit Committee;

•	An additional $20,000 retainer for the Chair of the Compensation Committee;

•	An additional $20,000 retainer for the Chair of the Corporate Governance and Nominating Committee;

•
An attendance fee of $1,500 for each Board meeting or committee meeting (telephonic or in person), other than meetings of the Audit Committee (whether regularly scheduled meetings or special meetings); and

•	An attendance fee of $2,000 for each meeting of the Audit Committee (whether regularly scheduled or special meetings).

Director Fees Paid to the Chairman of the Board
The Chairman of the Board receives the normal annual retainer of $80,000 and an additional retainer of $150,000 for service as Pinnacle’s Non-Executive Chairman of the Board, and attendance fees for attending Board or committee meetings paid to other directors.
Equity Grants
In 2016, Pinnacle granted 13,736 restricted stock units to each non-employee director who was then serving. The restricted stock units vest on the first anniversary of the date of grant on April 28, 2017.